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                                                                     Exhibit 4.3

                                VOTING AGREEMENT


Cogent Communications Group, Inc.
1015 31st Street, N.W.
Washington, D.C. 20007

Allied Riser Communications Corporation
1700 Pacific Avenue, Suite 400
Dallas, TX 75201


Ladies and Gentlemen:

                  The undersigned, _________________________________, is a
beneficial owner of, or has the right to vote, the number of shares set forth on
Schedule I hereto (the "Shares") of Allied Riser Communications Corporation, a Delaware corporation (the "Company"), and wishes to facilitate the merger of August Caesar Merger Sub, Inc., a Delaware corporation ("Merger Sub"), which is a wholly-owned subsidiary of Cogent Communications Group, Inc., a Delaware corporation ("Cogent"), with and into the Company, pursuant to that certain Agreement and Plan of Merger by and among the Company, Cogent and Merger Sub, dated as of August 28, 2001 and amended as of October ____, 2001 (the "Agreement" and such merger, the "Merger"). The undersigned recognizes that the Merger will be of benefit to the undersigned, and that adoption of the Merger Agreement by stockholders of the Company at a meeting of Company stockholders (the "Company Stockholders Meeting") is a condition to the consummation of the Merger and hereby executes and delivers this Voting Agreement pursuant to
Section 5.17 of the Agreement. All capitalized terms used and not defined herein shall have the meanings assigned to them in the Agreement.

                  In consideration of the foregoing and in order to induce Cogent to act in connection with the Merger, the undersigned hereby agrees, for the benefit of the Company and of Cogent, to (i) attend the Company Stockholders Meeting, in person or by proxy, or by written consent in lieu of a stockholders meeting, as applicable, and (ii) vote (or cause to be voted) all Shares -- and any additional voting securities of the Company beneficial ownership of which may be acquired by the undersigned (whether by purchase or otherwise) after the date of this Voting Agreement -- in favor of adoption of the Agreement and approval of the Merger and any other matters necessary to consummate the transactions contemplated in the Agreement in order to effectuate the Merger. The above agreement to vote shall apply also to any adjournment or adjournments of the Company Stockholders Meeting.

                  From and after the date hereof through the earlier of the Effective Time of the Merger or the termination of the Agreement, the undersigned hereby agrees not to sell, transfer, pledge, encumber or otherwise dispose of any Shares or any voting interest in such Shares (collectively, "Transfer"). Any such Transfer shall be null and void, and such transferee shall have no rights as a stockholder of the Company. To the extent inconsistent with the foregoing provisions of this Voting Agreement, the undersigned hereby revokes any and all proxies granted by him with respect to the Shares, and further agrees to execute and deliver such additional instruments and other documents and to take such further actions as may be necessary or appropriate to effectuate, carry out, and comply with all of its obligations hereunder.


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Without limiting the generality of the foregoing, the undersigned shall not enter into any agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) if such action would impair its ability to effectuate, carry out, or comply with all the terms of this Voting Agreement.

                  The undersigned represents and warrants that: (i) the undersigned has full power and authority to enter into the agreements set forth herein; (ii) this Voting Agreement has been duly executed and delivered and constitutes a valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms; and (iii) the Shares set forth on Schedule I hereto are the only voting securities, or voting rights in capital stock of the Company, owned (beneficially or of record) by the undersigned as of the date hereof.

                  This Voting Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the undersigned and its respective successors and assigns. The undersigned agrees that irreparable damage would occur if any provision of this Voting Agreement were not performed in accordance with the terms hereof and that Cogent and/or the Company shall be entitled to an injunction or injunctions to prevent breaches of this Voting Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which it is entitled at law or in equity. In the event that the Agreement is terminated in accordance with its terms or is amended in a manner that is material, this Voting Agreement shall automatically terminate and be of no further force or effect. Upon such termination, except for any rights Cogent or the Company may have in respect of any breach by the undersigned of its obligations hereunder, there shall be no further obligation or liability hereunder.



                                         Very truly yours,



                                         ---------------------------------
                                         dated this 12th  day of October, 2001.




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                                                                      SCHEDULE I

                                 COMPANY SHARES


TYPE:                            NUMBER:
----                             ------









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                         SCHEDULE PURSUANT TO
                     INSTRUCTION 2 TO ITEM 601 OF
                           REGULATION S-K.

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

Date                         Undersigned
----                         -----------
10/15/2001                   Norwest Venture Partners VII, LP
10/15/2001                   Telecom Partners II, LP
10/15/2001                   Crescendo World Fund, LLC

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